Exhibit 10.35

PEPSICO

EXECUTIVE INCOME DEFERRAL

PROGRAM

Plan Document for the Pre-409A Program

As Amended and Restated

Effective January 1, 2019

PEPSICO
EXECUTIVE INCOME DEFERRAL PROGRAM

TABLE OF CONTENTS

ARTICLE I – INTRODUCTION	1
ARTICLE II – DEFINITIONS	3
2.1 Account	3
2.2 Base Compensation	3
2.3 Beneficiary	3
2.4 Bonus Compensation	3
2.5 Code	4
2.6 Company	4
2.7 Deferral Subaccount	4
2.8 Disability	4
2.9 Effective Date	4
2.10 Election Form	4
2.11 Employee	4
2.12 Employer	4
2.13 ERISA	4
2.14 Fair Market Value	4
2.15 Participant	5
2.16 Performance Unit Payout	5
2.17 Plan	5
2.18 Plan Administrator	5
2.19 Plan Year	5
2.20 Retirement	6
2.21 Risk of Forfeiture Subaccount	6
2.22 Section 409A	6
2.23 Stock Option Gains	6
2.24 Termination of Employment	6
2.25 Valuation Date	7

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ARTICLE III – PARTICIPATION	8
3.1 Eligibility to Participate	8
3.2 Deferral Election	8
3.3 Time and Manner of Deferral Election	9
3.4 Period of Deferral	10
ARTICLE IV – INTERESTS OF PARTICIPANTS	12
4.1 Accounting for Participant's Interests	12
4.2 Vesting of a Participant's Account	15
4.3 Risk of Forfeiture Subaccounts	15
4.4 Distribution of a Participant's Account	17
4.5 Acceleration of Payment in Certain Cases	19
ARTICLE V – PLAN ADMINISTRATOR	20
5.1 Plan Administrator	20
5.2 Action	20
5.3 Rights and Duties	20
5.4 Compensation, Indemnity and Liability	21
5.5 Taxes	22
5.6 Section 16 Compliance	22
ARTICLE VI – CLAIMS PROCEDURE	24
6.1 Claims for Benefits	24
6.2 Appeals	24
6.3 Special Procedures for Disability Determinations	24
6.4 Claimant Must Exhaust the Plan's Claims Procedures Before Filing in Court	24
6.5 Limitations on Actions	26
6.6 Restriction on Venue	26
ARTICLE VII – AMENDMENT AND TERMINATION	27
7.1 Amendments	27
7.2 Termination of Plan	27
ARTICLE VIII – MISCELLANEOUS	28
8.1 Limitation of Participant's Rights	28
8.2 Unfunded Obligation of Individual Employer	28
8.3 Other Plans	28

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8.4 Receipt or Release	28
8.5 Governing Law and Compliance	28
8.6 Adoption of Plan by Related Employees	29
8.7 Gender, Tense, Headings and Examples	29
8.8 Successors and Assigns; Nonalienation of Benefits	29
8.9 Facility of Payment	29
8.10 Separate Plans	30
APPENDIX	A-1
Article A: Spinoff of Tricon	A-2
Article B: Initial Public Offering of PBG	B-1

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ARTICLE I

INTRODUCTION

PepsiCo, Inc. (the “Company”) established the PepsiCo Executive Income Deferral Program in 1972 to permit eligible executives to defer certain cash awards made under its executive compensation programs. Subsequently, the PepsiCo Executive Income Deferral Program (the “Plan”) was expanded to permit eligible executives to defer base pay, certain other categories of executive compensation and gains on Performance Share Stock Options.

Except as otherwise provided, this document sets forth the terms of the Plan as in effect on July 1, 1997. As of that date, it specifies the group of executives of the Company and certain affiliated employers eligible to make deferrals, the procedures for electing to defer compensation and the Plan’s provisions for maintaining and paying out amounts that have been deferred. Additional provisions applicable to certain executives are set forth in the Appendix, which modifies and supplements the general provisions of the Plan.

Deferrals under the Plan that were earned and vested on or before December 31, 2004 are governed by a set of documents (which includes this document) that set forth the pre-Section 409A terms of the Plan (the “Pre-409A Program”). . This document for the Pre-409A Program was most recently restated effective as of January 1, 2019. The terms of the Plan that are applicable to deferrals that are subject to Section 409A, i.e., generally, deferred amounts that are earned or vested after December 31, 2004 (the “409A Program”) are governed by a separate document. The 409A Program document reflects the provisions in effect from and after January 1, 2005, and the rights and benefits of individuals who are participants in the Plan from and after that date (and of those claiming through or on behalf of such individuals) shall be governed by the provisions of the 409A Program document and not the Pre-409A Program documents in the case of actions and events occurring on or after January 1, 2005 with respect to deferrals that are subject to the 409A Program. For purposes of the preceding sentence, the term “actions and events” shall include all distribution trigger events and dates. The rights and benefits with respect to persons who only participated in the Plan prior to January 1, 2005 shall be governed by this document and the other applicable provisions of the Pre-409A Program documents that were in effect at such time, and shall not be governed by the 409A Program documents.

Together, the documents for the 409A Program and the documents for the Pre-409A Program describe the terms of a single plan. However, amounts subject to the terms of the 409A Program and amounts subject to the terms of the Pre-409A Program shall be tracked separately at all times. The preservation of the terms of the Pre-409A Program, without material modification, and the separation between the 409A Program amounts and the Pre-409A Program amounts are intended to permit the Pre-409A Program to remain exempt from Section 409A, and the administration of the Plan shall be consistent with this intent.

The Plan is unfunded and unsecured. Amounts deferred by an executive are an obligation of that executive’s individual employer. With respect to his employer, the executive has the rights of a general creditor.

ARTICLE II

DEFINITIONS

When used in this Plan, the following underlined terms shall have the meanings set forth below unless a different meaning is plainly required by the context:

2.1 Account: The account maintained for a Participant on the books of his Employer to determine, from time to time, the Participant's interest under this Plan. The balance in such Account shall be determined by the Plan Administrator. Each Participant's Account shall consist of at least one Deferral Subaccount for each separate deferral under Section 3.2. In accordance with Section 4.3, some or all of a separate deferral may be held in a Risk of Forfeiture Subaccount. The Plan Administrator may also establish such additional subaccounts as it deems necessary for the proper administration of the Plan. Where appropriate, a reference to a Participant’s Account shall include a reference to each applicable subaccount that has been established thereunder.

2.2 Base Compensation: An eligible Employee’s adjusted base salary, as determined by the Plan Administrator and to the extent paid in U.S. dollars from an Employer’s U.S. payroll. For any applicable payroll period, an eligible Employee’s adjusted base salary shall be determined after reductions for applicable tax withholdings, Employee authorized deductions (including deductions for SaveUp, Benefits Plus and charitable donations), tax levies, garnishments and such other amounts as the Plan Administrator recognizes as reducing the amount of base salary available for deferral.

2.3 Beneficiary: The person or persons (including a trust or trusts) properly designated by a Participant, as determined by the Plan Administrator, to receive the amounts in one or more of the Participant’s subaccounts in the event of the Participant's death. To be effective, any Beneficiary designation must be in writing, signed by the Participant, and filed with the Plan Administrator prior to the Participant’s death, and it must meet such other standards as the Plan Administrator shall require from time to time. If no designation is in effect at the time of a Participant's death or if all designated Beneficiaries have predeceased the Participant, then the Participant’s Beneficiary shall be his estate. A Beneficiary designation of an individual by name (or name and relationship) remains in effect regardless of any change in the designated individual’s relationship to the Participant. A Beneficiary designation solely by relationship (for example, a designation of “spouse,” that does not give the name of the spouse) shall designate whoever is the person in that relationship to the Participant at his death. An individual who is otherwise a Beneficiary with respect to a Participant’s Account ceases to be a Beneficiary when all payments have been made from the Account.

2.4 Bonus Compensation: An eligible Employee’s adjusted annual incentive award under his Employer’s annual incentive plan or the Executive Incentive Compensation Plan, as determined and adjusted by the Plan Administrator and to the extent paid in U.S. dollars from an Employer’s U.S. payroll. An eligible Employee’s annual incentive awards shall be adjusted to reduce them for applicable tax withholdings, Employee authorized deductions (including deductions for SaveUp, Benefits Plus and charitable donations), tax levies, garnishments and such other amounts as the Plan Administrator recognizes as reducing the amount of such awards available for deferral.

2.5 Code: The Internal Revenue Code, as amended.

2.6 Company: PepsiCo, Inc., a North Carolina corporation, or its successor or successors.

2.7 Deferral Subaccount: A subaccount of a Participant~~'~~’s Account maintained to reflect his interest in the Plan attributable to each deferral of Base Compensation, Bonus Compensation, Performance Unit Payout and Stock Option Gains, respectively, and earnings or losses credited to such subaccount in accordance with Section 4.1(b).

2.8 Disability: A Participant who is entitled to receive benefits under the PepsiCo Long Term Disability Plan shall be deemed to suffer from a disability. Participants who are not eligible to participate in the PepsiCo Long Term Disability Plan shall be deemed to suffer from a disability if, in the judgment of the Plan Administrator, they satisfy the standards for disability under the PepsiCo Long Term Disability Plan.

2.9 Effective Date: July 1, 1997.

2.10 Election Form: The form prescribed by the Plan Administrator on which a Participant specifies the amount of his Base Compensation, Bonus Compensation, Performance Unit Payout or Stock Option Gains to be deferred pursuant to the provisions of Article III.

2.11 Employee: Any person in a salaried classification of an Employer who (i) is receiving remuneration for personal services rendered in the employment of the Employer, (ii) is either a United States citizen or a resident alien lawfully admitted for permanent residence in the United States, and (iii) is paid in U.S. dollars from the Employer’s U.S. payroll.

2.12 Employer: Each division of the Company and each of the Company’s subsidiaries and affiliates that is currently designated as an Employer by the Plan Administrator.

2.13 ERISA: The Employee Retirement Income Security Act of 1974, as amended.

2.14 Fair Market Value: For purposes of converting a Participant’s deferrals to PepsiCo Capital Stock as of any date, the Fair Market Value of PepsiCo Capital Stock is determined as the average of the high and low price on such date for PepsiCo Capital Stock as reported on the principal exchange on which PepsiCo Capital Stock is traded as of the time in question, rounded to four decimal places. For purposes of determining the value of a Plan distribution or for reallocating amounts between phantom investment options under the Plan, the Fair Market Value of PepsiCo Capital Stock is determined as the closing price on the applicable Valuation Date (identified based on the Plan Administrator’s current procedures) for PepsiCo Capital Stock, as reported on the principal exchange on which PepsiCo Capital Stock is traded as of the time in question, rounded to four decimal places.

2.15 Participant: Any Employee eligible pursuant to Section 3.1 who has satisfied the requirements for participation in this Plan and who has an Account. A Participant includes any individual who deferred compensation prior to the Effective Date and for whom any Employer maintains on its books an Account for such deferred compensation as of the Effective Date. An active Participant is one who is currently deferring under Section 3.2.

2.16 Performance Unit Payout: The adjusted performance unit award payable to an Employee under the Company’s Long Term Incentive Plan during a Plan Year, to the extent paid in U.S. dollars from an Employer’s U.S. payroll. An eligible Employee’s performance unit award shall be adjusted to reduce it for applicable tax withholdings, Employee authorized deductions, tax levies, garnishments and such other amounts as the Plan Administrator recognizes as reducing the amount of such awards available for deferral.

2.17 Plan: The PepsiCo Executive Income Deferral Program, the plan set forth herein and in the 409A Program document, as it may be amended and restated from time to time (subject to the limitations on amendment that are applicable hereunder and under the 409A Program). The portion of the Plan that governs deferrals that are subject to Section 409A is referred to as the “409A Program,” while the portion of the Plan that governs deferrals that are not subject to Section 409A, which includes this document, is referred to as the “Pre-409A Program.”

2.18 Plan Administrator: The Compensation Committee of the Board of Directors of the Company (“Compensation Committee”) or its delegate or delegates, which shall have the authority to administer the Plan as provided in Article VII. In addition, the Company’s Senior Vice President, Total Rewards, or if such position is vacant or eliminated, the person who is acting to fulfill the majority of the duties of the position (or plurality of the duties if no one is fulfilling a majority) as such duties existed immediately prior to the vacancy or the position elimination, is delegated the responsibility for the operational administration of the Plan, including the powers set forth in Section 5.3 and Article VI. In turn, such Senior Vice President, has the authority to re-delegate operational responsibilities to other persons or parties. All delegations made under the authority granted by this Section are subject to Section 5.6.

2.19 Plan Year: The 12-month period from January 1 to December 31.

2.20 Retirement: Termination of service with the Company and its affiliates after attaining eligibility for retirement. A Participant attains eligibility for retirement when he attains at least age 55 with 10 or more years of service, or at least age 65 with 5 or more years of service (whichever occurs earliest) while in the employment of the Company or its affiliates. A Participant’s service is determined under the terms of the PepsiCo Salaried Employees Retirement Plan.

2.21 Risk of Forfeiture Subaccount: The subaccount provided for by Section 4.3 to contain the portion of each separate deferral that is subject to forfeiture.

2.22 Section 409A: Section 409A of the Code and the applicable regulations and other guidance of general applicability that are issued thereunder.

2.23 Stock Option Gains: The gains on an eligible Employee’s Performance Share Stock Options that are available for deferral under the Plan pursuant to Section 3.3(c). With respect to any options that are made subject to a Stock Option Gain deferral election, the gains on such options shall be determined through a sale of related shares by the Plan Administrator net of: (i) the exercise price of the options, (ii) any transaction costs incurred when such gains are captured through the sale of related shares, and (iii) any related taxes that the Plan Administrator determines will not otherwise be satisfied by the Participant. For purposes of such sales, the Plan Administrator may aggregate shares related to the options of different Participants, sell them over one or more days and divide the net proceeds from such aggregate sales between the Participants in a reasonable manner. The Plan Administrator shall have absolute discretion with respect to the timing and aggregation of such sales.

2.24 Termination of Employment: A Participant’s cessation of employment with the Company, all Employers and all other Company subsidiaries and affiliates (as defined for this purpose by the Plan Administrator). For purposes of determining forfeitures under Section 4.3 and distributing a Participant’s Account under Section 4.4, the following shall apply:

(a) A Participant does not have a Termination of Employment when the business unit or division of the Company that employs him is sold if the Participant and substantially all employees of that entity continue to be employed by the entity or its successor after the sale. A Participant also does not have a Termination of Employment when the subsidiary of the Company that employs him is sold if: (i) the Participant continues to be employed by the entity or its successor after the sale, and (ii) the Participant’s interest in the Plan continues to be carried as a liability by that entity or its successor after the sale through a successor arrangement. In each case, the Participant’s Termination of Employment shall occur upon the Participant’s post-sale termination of employment from such entity or its successor (and their related organizations, as determined by the Plan Administrator).

(b) With respect to any individual deferral, the term “Termination of Employment” may encompass a Participant’s death or death may be considered a separate event, depending upon the convention the Plan Administrator follows with respect to such deferral.

2.25 Valuation Date: Each date as of which Participant Accounts are valued in accordance with procedures of the Plan Administrator that are currently in effect. As of the Effective Date, the Valuation Dates are March 31, June 30, September 30 and December 31. Values are determined as of the close of a Valuation Date or, if such date is not a business day, as of the close of the immediately preceding business day.

ARTICLE III

PARTICIPATION

3.1 Eligibility to Participate.

(a) An Employee shall be eligible to defer compensation under the Plan while employed by an Employer at salary grade level 14 or above. Notwithstanding the preceding sentence, from time to time the Plan Administrator may modify, limit or expand the class of Employees eligible to defer hereunder, pursuant to criteria for eligibility that need not be uniform among all or any group of Employees. During the period an individual satisfies all of the eligibility requirements of this section, he shall be referred to as an eligible Employee.

(b) Each eligible Employee becomes an active Participant on the date an amount is first withheld from his compensation pursuant to an Election Form submitted by the Employee to the Plan Administrator under Section 3.3.

(c) An individual’s eligibility to participate actively by making deferrals under Section 3.2 shall cease upon the earlier of:

(1) The date he ceases to be an Employee who is employed by an Employer at salary grade level 14 or above; or

(2) The date the Employee ceases to be eligible under criteria described in the last sentence of subsection (a) above.

(d) An individual, who has been an active Participant under the Plan, ceases to be a Participant on the date his Account is fully paid out.

3.2 Deferral Election.

(a) Each eligible Employee may make an election to defer under the Plan any whole percentage (up to 100%) of his Base Compensation, Bonus Compensation, Performance Unit Payout or Stock Option Gains in the manner described in Section 3.3. Any percentage of Base Compensation deferred by an eligible Employee for a Plan Year will be deducted each pay period during the Plan Year for which he has Base Compensation and is an eligible Employee. The percentage of Bonus Compensation or Performance Unit Payout deferred by an Eligible Employee for a Plan Year will be deducted from his payment under the applicable compensation program at the time it would otherwise be made, provided he remains an eligible Employee at such time. Any Stock Option Gains deferred by an eligible Employee shall be captured as of the date or dates applicable for the category of underlying options under procedures adopted by the Plan Administrator, provided that the Plan Administrator determines the eligible Employee’s rights in such options may still be recognized at such time.

(b) To be effective, an Eligible Employee’s Election Form must set forth the percentage of Base Compensation, Bonus Compensation or Performance Unit Payout to be deferred (or for a deferral of Stock Option Gains, the specific options on which any gains are to be deferred), the investment choice under Section 4.1 (which investment must be stated in multiples of 5 percent), the deferral period under Section 3.4, the eligible Employee’s Beneficiary designation, and any other information that may be requested by the Plan Administrator from time to time. In addition, the Election Form must meet the requirements of Section 3.3 below.

3.3 Time and Manner of Deferral Election.

(a) Deferrals of Base Compensation. Subject to the next two sentences, an eligible Employee must make a deferral election for a Plan Year with respect to Base Compensation at least two months prior to the Plan Year in which the Base Compensation would otherwise be paid. An individual who newly becomes an eligible Employee during a Plan Year (or less than three months prior to a Plan Year) may make a deferral election with respect to Base Compensation to be paid during the balance of the current Plan Year within 30 days of the date the individual becomes an eligible Employee. Such an individual may also make an election at this time with respect to Base Compensation to be paid during the next Plan Year.

(b) Deferrals of Bonuses and Performance Unit Payouts. Subject to the next sentence, an eligible Employee must make a deferral election for a Plan Year with respect to his Bonus Compensation or Performance Unit Payout at least six months prior to the Plan Year in which the Bonus Compensation or Performance Unit Payout would otherwise be paid. An individual who newly becomes an eligible Employee may make a deferral election with respect to his Bonus Compensation or Performance Unit Payout to be paid during the succeeding Plan Year later than the date applicable under the previous sentence so long as the deferral election is made: (i) within 30 days of the date the individual becomes an eligible Employee, and (ii) sufficiently prior to the first day of such succeeding Plan Year to ensure, in the discretionary judgment of the Plan Administrator, that the amount to be deferred will not have been constructively received (under all the facts and circumstances).

(c) Deferrals of Stock Option Gains. From time to time, the Plan Administrator shall notify eligible Employees with outstanding Performance Share Options which options then qualify for deferral of their related Stock Option Gains. An eligible Employee who has qualifying options must make a deferral election with respect to his related Stock Option Gains at least 6 months before such qualifying options’ proposed capture date (as defined below) or, if earlier, in the calendar year preceding the year of the proposed capture date. The “proposed capture date” for a set of options shall be the earliest date that the Plan Administrator would capture a Participant’s Stock Option Gains in accordance with the deferral agreement prepared for such purpose by the Plan Administrator.

(d) General Provisions. A separate deferral election under (a), (b) or (c) above must be made by an eligible Employee for each category of a Plan Year’s compensation that is eligible for deferral. If an eligible Employee fails to file a properly completed and executed Election Form with the Plan Administrator by the prescribed time, he will be deemed to have elected not to defer any Base Compensation, Bonus Compensation, Performance Unit Payout or Stock Option Gains, as the case may be, for the applicable Plan Year. An election is irrevocable once received and determined by the Plan Administrator to be properly completed. Increases or decreases in the amount or percentage a Participant elects to defer shall not be permitted during a Plan Year. Notwithstanding the preceding three sentences, to the extent necessary because of extraordinary circumstances, the Plan Administrator may grant an extension of any election period and may permit (to the extent necessary to avoid undue hardship to an eligible Employee) the complete revocation of an election with respect to future deferrals. Any such extension or revocation shall be available only if the Plan Administrator determines that it shall not trigger constructive receipt of income and is desirable for plan administration, and only upon such conditions as may be required by the Plan Administrator.

(e) Beneficiaries. A Participant designates on the Election Form a Beneficiary to receive payment in the event of his death of amounts credited to his subaccount for such deferral. A Beneficiary is paid in accordance with the terms of a Participant's Election Form, as interpreted by the Plan Administrator in accordance with the terms of this Plan. At any time, a Participant may change a Beneficiary designation for any or all subaccounts in a writing that is signed by the Participant and filed with the Plan Administrator prior to the Participant’s death, and that meets such other standards as the Plan Administrator shall require from time to time.

3.4 Period of Deferral. An eligible Employee making a deferral election shall specify a deferral period on his Election Form by designating a specific payout date, one or more specific payout events or both a date and one or more specific events from the choices that are made available to the eligible Employee by the Plan Administrator. From time to time in its discretion, the Plan Administrator may condition a Participant’s right to designate one or more specific payout events on the Participant’s also specifying a payout date. Subject to the next sentence, an eligible Employee’s elected period of deferral shall run until the earliest occurring date or event specified on his Election Form. Notwithstanding an eligible Employee’s actual election, an eligible Employee shall be deemed to have elected a period of deferral of not less than:

(a) For Base Compensation, at least 6 months after the Plan Year during which the Base Compensation would have been paid absent the deferral;

(b) For Bonus Compensation, at least 1 year after the date the Bonus Compensation would have been paid absent the deferral;

(c) For Performance Unit Payouts, at least 1 year after the date the Performance Unit Payout would have been paid absent the deferral; and

(d) For Stock Option Gains, at least 1 year after the date the Stock Option Gain is credited to a Deferral Subaccount for the benefit of the Participant.

ARTICLE IV

INTERESTS OF PARTICIPANTS

4.1 Accounting for Participants’ Interests.

(a) Deferral Subaccounts. Each Participant shall have a separate Deferral Subaccount credited with the amount of each separate deferral of Base Compensation, Bonus Compensation, Performance Unit Payout or Stock Option Gains made by the Participant under this Plan. A Participant’s deferral shall be credited to his Account as soon as practicable following the date when the deferral of compensation actually occurs, as determined by the Plan Administrator. A Participant’s Account is a bookkeeping device to track the value of his deferrals (and his Employer’s liability therefor). No assets shall be reserved or segregated in connection with any Account, and no Account shall be insured or otherwise secured.

(b) Account Earnings or Losses. As of each Valuation Date, a Participant’s Account shall be credited with earnings and gains (and shall be debited for expenses and losses) determined as if the amounts credited to his Account had actually been invested as directed by the Participant in accordance with this section (as modified by Section 4.3, if applicable). The Plan provides only for “phantom investments,” and therefore such earnings, gains, expenses and losses are hypothetical and not actual. However, they shall be applied to measure the value of a Participant’s Account and the amount of his Employer’s liability to make deferred payments to or on behalf of the Participant.

(c) Investment Options. Each of a Participant’s Subaccounts (other than those containing Stock Option Gains) shall be invested on a phantom basis in any combination of phantom investment options specified by the Participant (or following the Participant’s death, by his Beneficiary) from those offered by the Plan Administrator for this purpose from time to time. Subsection (e) below governs the phantom investment options available for deferrals of Stock Option Gains. The Plan Administrator may discontinue any phantom investment option with respect to some or all Accounts, and it may provide for shifting a Participant’s phantom investment from the discontinued option to a specified replacement option (unless the Participant selects another replacement option in accordance with such requirements as the Plan Administrator may apply). As of the Effective Date, the phantom investment options are:

(1) Interest Bearing Account.

(i) Effective from and after December 29, 2006, Participant Accounts invested in this phantom option accrue a return based upon an interest rate that is 120% of the applicable Federal long-

term rate (pursuant to Code Section 1274(d) or any successor provision) applicable for annual compounding, as published by the U.S. Internal Revenue Service from time to time. Returns accrue during the period since the last Valuation Date based upon 120% of the applicable Federal long-term rate (applicable for annual compounding) in effect on the first business day after such Valuation Date and are compounded annually. An amount deferred or transferred into this option is credited with the applicable rate of return beginning with the date as of which the amount is treated as invested in this option by the Plan Administrator.

(ii) Effective for periods ending on December 28, 2006, Participant Accounts invested in this phantom option accrue a return based upon the prime rate of interest announced from time to time by Citibank, N.A. (or another bank designated by the Plan Administrator from time to time). Returns accrue during the period since the last Valuation Date based on the prime rate in effect on the first business day after such Valuation Date and are compounded annually. An amount deferred or transferred into this option is credited with the applicable rate of return beginning with the date as of which the amount is treated as invested in this option by the Plan Administrator.

(iii) Amounts that are invested in the phantom option under clause (ii) above at the end of the day on December 28, 2006 shall be transferred to the phantom investment option under clause (i) above effective as of the beginning of the day on December 29, 2006, and thereafter the phantom investment option under clause (ii) above shall be terminated.

(iv) For the periods during which the phantom investment options under clauses (i) and (ii) above are in effect, such phantom investment options are the “default” option to the extent a default option is needed in order to make certain a Participant’s Account is 100% invested.

(2) PepsiCo Capital Stock Account. Participant Accounts invested in this phantom option are adjusted to reflect an investment in PepsiCo Capital Stock. An amount deferred or transferred into this option is converted to phantom shares of PepsiCo Capital Stock of equivalent value by dividing such amount by the Fair Market Value of a share of PepsiCo Capital Stock on the date as of which the amount is treated as invested in this option by the Plan Administrator. Only whole shares are determined. Any remaining amount (and all amounts that would be received by the Account as dividends, if dividends were paid on phantom shares of PepsiCo Capital Stock as they are on actual shares) are credited to a dividend subaccount that is invested in the phantom option in paragraph (1) above (the Interest Bearing Account).

(i) A Participant’s interest in the PepsiCo Capital Stock Account is valued as of a Valuation Date by multiplying the number of phantom shares credited to his Account on such date by the Fair Market Value of a share of PepsiCo Capital Stock on such date, and then adding the value of the Participant’s dividend subaccount.

(ii) If shares of PepsiCo Capital Stock change by reason of any stock split, stock dividend, recapitalization, merger, consolidation, spinoff, combination or exchange of shares or other any other corporate change treated as subject to this provision by the Plan Administrator, such equitable adjustment shall be made in the number of shares credited to an Account or subaccount as the Plan Administrator may determine to be necessary or appropriate.

In no event will shares of PepsiCo Capital Stock actually be purchased or held under this Plan, and no Participant shall have any rights as a shareholder of PepsiCo Capital Stock on account of an interest in this phantom option. While this Plan refers to PepsiCo Capital Stock and the phantom PepsiCo Capital Stock Account, such references to capital stock shall mean and refer to PepsiCo common stock from and after the date when the Company changed to a common stock structure.

(3) SaveUp Accounts. From time to time, the Plan Administrator shall designate which, if any, of the investment options under the PepsiCo Savings Plan (the “Savings Plan”) (previously know as the Company’s Long Term Savings Plan (“SaveUp”) shall be available as phantom investment options under this Plan. Participant Accounts invested in these phantom options are adjusted to reflect an investment in the corresponding investment options under the Savings Plan. An amount deferred or transferred into one of these options is converted to phantom units in the applicable Savings Plan fund of equivalent value by dividing such amount by the value of a unit in such fund on the date as of which the amount is treated as invested in this option by the Plan Administrator. Thereafter, a Participant’s interest in each such phantom option is valued as of a Valuation Date by multiplying the number of phantom units credited to his Account on such date by the value of a unit in the applicable Savings Plan fund.

(d) Method of Allocation. With respect to any deferral election by a Participant, the Participant must use his Election Form to allocate the deferral in increments permitted by the Plan Administrator among the phantom investment options then offered by the Plan Administrator. Thereafter, a Participant may reallocate previously deferred amounts in a subaccount by properly completing and submitting a fund transfer form provided by the Plan Administrator and specifying, in increments permitted by the Plan Administrator, the reallocation of his Subaccount among the phantom investment options then offered by the Plan Administrator for this purpose. Effective as of January 1, 2020, the increments permitted by the Plan Administrator are whole percentages, whole shares or whole dollars, as specified in the fund transfer forms (or other materials) provided to Participants and authorized by the Plan Administrator. Any such transfer form shall be effective as of the Valuation Date that follows its receipt by at least the number of days that the Plan Administrator specifies for this purpose from time to time. If more than one transfer form is received on a timely basis for a subaccount, the transfer form that the Plan Administrator determines to be the most recent shall be followed.

(e) Investment Choices for Stock Option Gains. Deferrals of Stock Option gains initially may be invested only in the PepsiCo Capital Stock Account. In the case of a Participant who has attained his Retirement or, effective as of September 12, 2008, upon a Participant’s death or Disability, the Plan Administrator may make available some or all of the other phantom investment options described in subsection (c) above. In this case, any election to reallocate the balance in the Participant’s applicable Deferral Subaccount shall be governed by the foregoing provisions of this section.

4.2 Vesting of a Participant’s Account. Except as provided in Section 4.3, a Participant’s interest in the value of his Account shall at all times be 100 percent vested, which means that it will not forfeit as a result of his Termination of Employment.

4.3 Risk of Forfeiture Subaccounts. A Participant may elect to defer Base Compensation, Bonus Compensation or Performance Unit Payouts to a Risk of Forfeiture Subaccount only if: (i) he had, as of June 1, 1994, a deferred compensation subaccount maintained under a forfeiture agreement (as defined below), and (ii) he has not yet attained eligibility for Retirement when the first amount would be deferred pursuant to his current risk-of-forfeiture election. A “forfeiture agreement” is an agreement with the Company, any Employer, or one of their predecessors providing that the subaccount would be forfeited if the employee terminated employment voluntarily or on account of misconduct prior to Retirement. A Participant who meets these requirements may elect under Article III to defer some or all of his eligible compensation to a Risk of Forfeiture Subaccount subject to the following terms. (The date when a Participant attains eligibility for Retirement is specified in the definition of “Retirement.”)

(a) A Risk of Forfeiture Subaccount will be terminated and forfeited in the event that the Participant has a Termination of Employment that is voluntary or because of his misconduct prior to the earliest of:

(1) The end of the deferral period designated in his Election Form for such deferral (or if later, the end of such minimum period as may be required under Section 3.4);

(2) The date the Participant attains eligibility for Retirement; or

(3) The date indicated on his Election Form as the end of the risk of forfeiture condition (but not before completing the minimum risk of forfeiture period required by the Plan Administrator from time to time).

(b) A Risk of Forfeiture Subaccount shall become fully vested (and shall cease to be a Risk of Forfeiture Subaccount) when:

(1) The Participant reaches any of the dates in subsection (a) above while still employed by the Company or one of its affiliates, or

(2) On the date the Participant terminates involuntarily from his Employer (including death and termination for Disability), provided that such termination is not for his misconduct.

(c) No amounts credited to a Risk of Forfeiture Subaccount may be transferred to a subaccount of the Participant that is not a Risk of Forfeiture Subaccount. No amounts credited to a subaccount of the Participant that is not a Risk of Forfeiture Subaccount may be transferred to a Risk of Forfeiture Subaccount.

(d) A Participant may initially direct and then reallocate his Risk of Forfeiture Subaccount to any of the phantom investment options under the Plan that are currently available for such direction or reallocation, whichever applies. During the period before a Risk of Forfeiture Subaccount ceases to be a Risk of Forfeiture Subaccount, the return under any such phantom investment option shall be supplemented as follows.

(1) In the case of the PepsiCo Capital Stock Account, the Participant’s dividend subaccount thereunder shall be credited with an additional year-end dividend amount equal to 2 percent of the average closing price of PepsiCo Capital Stock for the 30 business days preceding the end of the Company’s fiscal year multiplied by the number of phantom shares of PepsiCo Capital Stock credited to the Participant’s Account as of the end of the year. If the Participant’s subaccount was not a Risk of Forfeiture Subaccount for the entire year (or if the Participant reallocated amounts to the PepsiCo Capital Stock Account after the beginning of the year), this 2 percent additional dividend will be prorated down appropriately, as determined by the Plan Administrator. In addition, the Participant’s dividend subaccount shall earn interest at a rate that is 2 percent above the rate ordinarily applicable under the Interest Bearing Account for the period that it is contained within a Risk of Forfeiture Subaccount.

(2) In the case of any other available phantom investment option, the return on each such option shall be supplemented with an additional 2% annual return for the period that it is held within a Risk of Forfeiture Subaccount (but prorated for periods of such investment of less than a year).

4.4 Distribution of a Participant’s Account. A Participant’s Account shall be distributed in cash as provided in this Section 4.4.

(a) Scheduled Payout Date. With respect to a specific deferral, a Participant’s “Scheduled Payout Date” shall be the earlier of:

(1) The date selected by the Participant for such deferral in accordance with Section 3.4, or

(2) The first day of the calendar quarter that follows the earliest to occur event selected by the Participant for such deferral in accordance with Section 3.4.

Notwithstanding the prior sentence, in the case of a deferral of Stock Option Gains, a Participant’s Scheduled Payout Date for such deferral shall be first day of the calendar quarter following his Termination of Employment other than for death, Disability or Retirement (or 12 months after the date of the deferral, if that would be later than such first day). With respect to any deferral, if a Participant selects only a payout event that might not occur (such as Retirement) and then terminates employment before the occurrence of the event, the Plan Administrator may adopt rules to specify the Scheduled Payout Date that shall apply to the deferral, notwithstanding the terms of the Participant’s election. Unless an election has been made in accordance with subsection (b) below, the Participant’s subaccount containing the deferral shall be distributed to the Participant in a single lump sum as soon as practicable following the Scheduled Payout Date.

(b) Payment Election. A Participant may delay receipt of a subaccount beyond its Scheduled Payout Date, or elect to receive installments rather than a lump sum, by making a payment election under this subsection. A payment election must be made by the calendar year before the year containing the Scheduled Payout Date (or if earlier, at least 6 months before the Scheduled Payout Date). Any payment election to receive a lump sum at a later time must specify a revised payout date that is at least 12 months after the Scheduled Payout Date. Any payment election to receive installment payments in lieu of a lump sum shall specify the amount (or method for determining) each installment and a set of revised payout dates, the last of which must be at least 12 months after the Scheduled Payout Date. With respect to any subaccount, only one election may be made under this subsection. Beneficiaries are not permitted to make elections under this subsection. In addition, an election under this subsection may not delay the distribution of a deferral of Stock Option Gains made by a Participant whose employment has terminated other than for death, Disability or Retirement. Actual payments shall be made as soon as practicable following a revised payout date.

(c) Valuation. In determining the amount of any individual distribution pursuant to subsection (a) or (b) above, the Participant’s subaccount shall continue to be credited with earnings and gains (and debited for expenses and losses) under Sections 4.1 and 4.3 until the Valuation Date preceding the Scheduled Payout Date or revised payout date for such distribution (whichever is applicable). In determining the value of a Participant’s remaining subaccount following an installment distribution, such installment distribution shall reduce the value of the Participant’s subaccount as of the close of the Valuation Date preceding the revised payout date for such installment.

(d) Limitations. The following limitations apply to distributions from the Plan.

(1) Installments may only be made quarterly, semi-annually or annually, for a period of no more than 20 years, and not later than the Participant’s 80th birthday (or what would have been his 80th birthday, if the Participant dies earlier).

(2) If a Participant has elected a Scheduled Payout Date that would be after his 80th birthday, the Participant shall be deemed to have elected his 80th birthday as his Scheduled Payout Date.

(3) If a Participant has elected to defer income, which would qualify as performance-based compensation under Code section 162(m), into a Risk of Forfeiture Subaccount, then such subaccount may not be paid out at any time while the Participant is a covered employee under Code section 162(m)(3), to the extent the Plan Administrator determines it would result in compensation being paid to the Participant in such year that would not be deductible under Code section 162(m). The payout of any such amount shall be deferred until a year when the Participant is no longer a section 162(m) covered employee. The Plan Administrator may waive the foregoing provisions of this paragraph to the extent necessary to avoid an undue hardship to the Participant. This paragraph shall apply notwithstanding any provision of the Plan to the contrary.

(e) Upon a Participant’s death, his Beneficiary shall be paid each subaccount still standing to the Participant’s credit under the Plan in accordance with the terms of the Participant’s payout election for such subaccount under Section 3.4, or his payment election under subsection (b) above, whichever is applicable.

4.5 Acceleration of Payment in Certain Cases. Except as expressly provided in this Section 4.5, no payments shall be made under this Plan prior to the date (or dates) applicable under Section 4.4.

(a) A Participant who is suffering severe financial hardship resulting from extraordinary and unforeseeable events beyond the control of the Participant (and who does not have other funds reasonably available that could satisfy the severe financial hardship) may file a written request with the Plan Administrator for accelerated payment of all or a portion of the amount credited to his Account. The Plan Administrator shall have sole discretion to determine whether a Participant satisfies the requirements for a hardship request and the amount that may be distributed (which shall not exceed the amount reasonably necessary to alleviate the Participant’s hardship).

(b) After a Participant has filed a written request pursuant to this section, along with all supporting material, the Plan Administrator shall grant or deny the request within 60 days (or such other number of days as is customarily applied from time to time) unless special circumstances warrant additional time.

(c) The Plan Administrator may adjust the standards for hardship withdrawals from time to time to the extent it determines such adjustment to be necessary to avoid triggering constructive receipt of income under the Plan.

(d) A Beneficiary may also request a hardship distribution upon satisfaction of the foregoing requirements and subject to the foregoing limitations.

(e) When determined to be necessary in the interest of sound plan administration, the Plan Administrator may accelerate the payment of a class of Participants’ subaccounts hereunder. This shall only occur to the extent the Plan Administrator determines that such acceleration will not trigger constructive receipt of subaccounts that are not paid out.

(f) When some or all of a Participant’s subaccount is distributed pursuant to this section, the distribution and the subaccount shall be valued as provided by the Plan Administrator, using rules patterned after those in Section 4.4(c) above, on the Valuation Date coincident with or immediately preceding the date on which the decision to make accelerated payment is made (or if later, the date on which it is deemed to be effective).

ARTICLE V

PLAN ADMINISTRATOR

5.1 Plan Administrator. The Plan Administrator is responsible for the administration of the Plan. The Plan Administrator has authority to name one or more delegates to carry out certain responsibilities hereunder, as specified in the definition of Plan Administrator. Any such delegation shall state the responsibilities being delegated and is subject to Section 5.6 below.

5.2 Action. Action by the Committee may be taken in accordance with procedures that the Committee adopts from time to time or that the Company’s Law Department determines are legally permissible.

5.3 Rights and Duties. The Plan Administrator shall administer and manage the Plan and shall have all powers necessary to accomplish that purpose, including (but not limited to) the following:

(a) To exercise its discretionary authority to construe, interpret, and administer this Plan;

(b) To exercise its discretionary authority to make all decisions regarding eligibility, participation and deferrals, to make allocations and determinations required by this Plan, and to maintain records regarding Participants' Accounts;

(c) To compute and certify to the Employer the amount and kinds of payments to Participants or their Beneficiaries, and to determine the time and manner in which such payments are to be paid;

(d) To authorize all disbursements by the Employer pursuant to this Plan;

(e) To maintain (or cause to be maintained) all the necessary records for administration of this Plan;

(f) To make and publish such rules for the regulation of this Plan as are not inconsistent with the terms hereof;

(g) To delegate to other individuals or entities from time to time the performance of any of its duties or responsibilities hereunder;

(h) To establish or to change the phantom investment options or arrangements under Article IV; and

(i) To hire agents, accountants, actuaries, consultants and legal counsel to assist in operating and administering the Plan.

(j) Notwithstanding any other provision of this Plan except Section 8.5 (relating to compliance with Section 409A), the Plan Administrator may take any action the Plan Administrator deems is necessary to assure compliance with any policy of the Company respecting insider trading as may be in effect from time to time. Such actions may include altering the effective date of phantom investment option transfers or the distribution date of Deferral Subaccounts. Any such actions shall alter the normal operation of the Plan to the minimum extent necessary.

The Plan Administrator has the exclusive and discretionary authority to construe and to interpret the Plan, to decide all questions of eligibility for benefits, to determine the amount and manner of payment of such benefits and to make any determinations that are contemplated by (or permissible under) the terms of this Plan, and its decisions on such matters will be final and conclusive on all parties. Any such decision or determination shall be made in the absolute and unrestricted discretion of the Plan Administrator, even if (A) such discretion is not expressly granted by the Plan provisions in question, or (B) a determination is not expressly called for by the Plan provisions in question, and even though other Plan provisions expressly grant discretion or call for a determination. As a result, benefits under this Plan will be paid only if the Plan Administrator decides in its discretion that the applicant is entitled to them. In the event of a review by a court, arbitrator or any other tribunal, any exercise of the Plan Administrator’s discretionary authority shall not be disturbed unless it is clearly shown to be arbitrary and capricious. Specific references in the Plan to the Plan Administrator’s discretion shall create no inference that the Plan Administrator’s discretion in any other respect, or in connection with any other provision, is less complete or broad.

5.4 Compensation, Indemnity and Liability. The Plan Administrator will serve without bond and without compensation for services hereunder. All expenses of the Plan and the Plan Administrator will be paid by the Employer. To the extent deemed appropriate by the Plan Administrator, any such expense may be charged against specific Participant Accounts, thereby reducing the obligation of the Employer. No member of the Committee, and no individual acting as the delegate of the Committee, shall be liable for any act or omission of any other member or individual, nor for any act or omission on his own part, excepting his own willful misconduct. The Employer will indemnify and hold harmless each member of the Committee and any individual or individuals acting as the delegate of the Committee against any and all expenses and liabilities, including reasonable legal fees and expenses, arising out of his membership on the Committee (or his serving as the delegate of the Committee), excepting only expenses and liabilities arising out of his own willful misconduct.

5.5 Taxes. If the whole or any part of any Participant's Account becomes liable for the payment of any estate, inheritance, income, or other tax which the Employer may be required to pay or withhold, the Employer will have the full power and authority to withhold and pay such tax out of any moneys or other property in its hand for the account of the Participant. To the extent practicable, the Employer will provide the Participant notice of such withholding. Prior to making any payment, the Employer may require such releases or other documents from any lawful taxing authority as it shall deem necessary.

5.6 Section 16 Compliance:

(a)    General. To the maximum extent possible, this Plan is intended to be a formula plan for purposes of Section 16 of the Securities Exchange Act of 1934, as amended, (the “Act”). Accordingly, in the case of a deferral or other action under the Plan that constitutes a transaction that could be covered by Rule 16b-3(d) or (e), if it were approved by the Company’s Board of Directors or Compensation Committee (“Board Approval”), it is intended that the Plan shall be administered by delegates of the Compensation Committee, in the case of a Participant who is subject to Section 16 of the Act, in a manner that will permit the Board Approval of the Plan to avoid any additional Board Approval of specific transactions to the maximum possible extent.

(b)    Approval of Distributions: From and after January 1, 2005, this Plan remains subject to the Company’s policies requiring compliance with Section 16 of the Act. Accordingly, this Subsection shall govern the distribution of a deferral that (i) is wholly or partly invested in the phantom PepsiCo Capital Stock Account at the time the deferral would be valued to determine the amount of cash to be distributed to a Participant, (ii) either was the subject of a re-deferral election or was not covered by an agreement, made at the time of the Participant’s original deferral election, that any investments in the phantom PepsiCo Capital Stock Account would, once made, remain in that account until distribution of the deferral, (iii) is made to a Participant who is subject to Section 16 of the Act at the time the interest in the phantom PepsiCo Capital Stock Account would be liquidated in connection with the distribution, and (iv) if paid at the time the distribution would be made without regard to this subsection, could result in a violation of Section 16 of the Act because there is an opposite way transaction that would be matched with the liquidation of the Participant’s interest in the PepsiCo Capital Stock Account (either as a “discretionary transaction,” within the meaning of Rule 16b-3(b)(1), or as a regular transaction, as applicable) (a “Covered Distribution”). In the case of a Covered Distribution, if the liquidation of the Participant’s interest in the phantom PepsiCo Capital Stock Account in connection with the distribution has not received Board Approval by the time the distribution would be made if it were not a Covered Distribution, or if it is a discretionary transaction, then provided that there is no material modification for Section 409A purposes, the actual distribution to the Participant shall be delayed only until the earlier of:

(1)    In the case of a transaction that is not a discretionary transaction, Board Approval of the liquidation of the Participant’s interest in the phantom PepsiCo Capital Stock Account in connection with the distribution, and

(2)    The date the distribution would no longer violate Section 16 of the Act, e.g., when the Participant is no longer subject to Section 16 of the Act, when the Deferral Subaccount related to the distribution is no longer invested in the phantom PepsiCo Capital Stock Account or when the time between the liquidation and an opposite way transaction is sufficient.

ARTICLE VI

CLAIMS PROCEDURE

6.1 Claims for Benefits. If a Participant, Beneficiary or other person (hereafter, "Claimant") does not receive timely payment of any benefits which he believes are due and payable under the Plan, he may make a claim for benefits to the Plan Administrator. The claim for benefits must be in writing and addressed to the Plan Administrator or to the Company. If the claim for benefits is denied, the Plan Administrator will notify the Claimant in writing within 90 days after the Plan Administrator initially received the benefit claim. However, if special circumstances require an extension of time for processing the claim, the Plan Administrator will furnish notice of the extension to the Claimant prior to the termination of the initial 90-day period and such extension may not exceed one additional, consecutive 90-day period. Any notice of a denial of benefits should advise the Claimant of the basis for the denial, any additional material or information necessary for the Claimant to perfect his claim, and the steps which the Claimant must take to have his claim for benefits reviewed.

6.2 Appeals. Each Claimant whose claim for benefits has been denied may file a written request for a review of his claim by the Plan Administrator. The request for review must be filed by the Claimant within 60 days after he received the written notice denying his claim. The decision of the Plan Administrator will be made within 60 days after receipt of a request for review and will be communicated in writing to the Claimant. Such written notice shall set forth the basis for the Plan Administrator's decision. If there are special circumstances which require an extension of time for completing the review, the Plan Administrator's decision may be rendered not later than 120 days after receipt of a request for review.

6.3 Special Procedures for Disability Determinations: Notwithstanding Sections 6.1 and 6.2, for claims and appeals relating to Disability benefits that are filed from and after January 1, 2002, such claim or appeal shall be processed pursuant to the applicable provisions of Department of Labor Regulation Section 2560.503-1 relating to Disability benefits, including Sections 2560.503-1(d), 2560.503-1(f)(3), 2560.503-1(h)(4) and 2560.503-1(i)(3).

6.4 Claimant Must Exhaust the Plan’s Claims Procedures Before Filing in Court: Before filing any Claim (including a suit or other action) in court or in another tribunal, a Claimant must first fully exhaust all of the Claimant’s rights under the claims procedures of this Article.

(a)    Upon review by any court or other tribunal, the exhaustion requirement of this Section 6.4 is intended to be interpreted to require exhaustion in as many circumstances as possible (and any steps necessary to clarify or effect this intent may be taken).

(b)    In any action or consideration of a Claim in court or in another tribunal following exhaustion of the Plan’s claims procedure as described in this Section 6.4, the subsequent action or consideration shall be limited, to the maximum extent permissible, to the record that was before Plan Administrator in the claims procedure.

(c)    The exhaustion requirement of this Section 6.4 shall apply: (i) regardless of whether other Disputes that are not Claims (including those that a court might consider at the same time) are of greater significance or relevance, (ii) to any rights the Plan Administrator may choose to provide in connection with novel Disputes or in particular situations, (iii) regardless of whether the rights are actual or potential and (iv) even if the Plan Administrator has not previously defined or established specific claims procedures that directly apply to the submission and consideration of such Claim (in which case the Plan Administrator (upon notice of the Claim) shall either promptly establish such claims procedures or shall apply (or act by analogy to) the claims procedures of Section 6.4 that apply to claims for benefits).

(d)    The Plan Administrator may make special arrangements to consider a Claim on a class basis or to address unusual conflicts concerns, and such minimum arrangements in these respects shall be made as are necessary to maximize the extent to which exhaustion is required.
(e)    For purposes of this Section 6.4, the following definitions apply.

(1)    A “Dispute” is any claim, dispute, issue, action or other matter.

(2)    A “Claim” is any Dispute that implicates in whole or in part any one or more of the following –

(A)	The interpretation of the Plan;

(B)	The interpretation of any term or condition of the Plan;

(C)	The interpretation of the Plan (or any of its terms or conditions) in light of applicable law;

(D)    Whether the Plan or any term or condition under the Plan has been validly adopted or put into effect;

(E)    The administration of the Plan;

(F)    Whether the Plan, in whole or in part, has violated any terms, conditions or requirements of ERISA or other applicable law or regulation, regardless of whether such terms, conditions or requirements are, in whole or in part, incorporated into the terms, conditions or requirements of the Plan;

(G)    A request for Plan benefits or an attempt to recover Plan benefits;

(H)    An assertion that any entity or individual has breached any fiduciary duty; or

(I)    Any Claim that: (i) is deemed similar to any of the foregoing by the Plan Administrator, or (ii) relates to the Plan in any way.

(3)    A “Claimant” is any Employee, former Employee, Participant, former Participant, Beneficiary (or the spouse, former spouse, estate, heir or representative of any of the foregoing individuals), or any other individual, person, entity with a relationship to any of the foregoing individuals or the Plan, as well as any group of one or more of the foregoing, who has a Claim.

6.5 Limitations on Actions: Effective for claims or actions filed on or after January 1, 2019 any claim filed under Article VI and any action filed in state or federal court by or on behalf of a former or current Employee, Participant, beneficiary or any other individual, person or entity (collectively, a “Petitioner”) for the alleged wrongful denial of Plan benefits or for the alleged interference with or violation of ERISA-protected rights must be brought within two years of the date the Petitioner’s cause of action first accrues. For purposes of this subsection, a cause of action with respect to a Petitioner’s benefits under the Plan shall be deemed to accrue not later than the earliest of (i) when the Petitioner has received the calculation of the benefits that are the subject of the claim or legal action (ii) the date identified to the Petitioner by the Plan Administrator on which payments shall commence, or (iii) when the Petitioner has actual or constructive knowledge of the facts that are the basis of his claim. For purposes of this subsection, a cause of action with respect to the alleged interference with ERISA-protected rights shall be deemed to accrue when the claimant has actual or constructive knowledge of the acts that are alleged to interfere with ERISA-protected rights. Failure to bring any such claim or cause of action within this two-year time frame shall preclude a Petitioner, or any representative of the Petitioner, from filing the claim or cause of action. Correspondence or other communications following the mandatory appeals process described in this Article shall have no effect on this two-year time frame.

6.6 Restriction on Venue: Any claim or action filed in court or any other tribunal in connection with the Plan by or on behalf of a Petitioner (as defined in Section 6.5 above) shall only be brought or filed in the United States District Court for the Southern District of New York, effective for claims or actions filed on or after January 1, 2019.

ARTICLE VII

AMENDMENT AND TERMINATION

7.1 Amendments. The Compensation Committee of the Board of Directors of the Company, or its delegate or delegates, has the right in its sole discretion to amend this Plan in whole or in part at any time and in any manner; provided, however, that no such amendment shall reduce the amount credited to the Account of any Participant as of the date such amendment is adopted. As of September 25, 2019, the Company’s Executive Vice President and Chief Human Resources Officer (or if such position is vacant or eliminated, the person who is acting to fulfill the majority of the duties of the position (or plurality of the duties if no one is fulfilling a majority) as such duties existed immediately prior to the vacancy or the position elimination) is delegated the responsibility to amend the Plan at any time and in any manner, except with respect to those provisions of the Plan which relate to matters subject to Section 5.6. Any amendment shall be in writing and adopted by the Committee or an officer of the Company who is authorized by the Committee for this purpose. All Participants shall be bound by such amendment.

7.2 Termination of Plan. The Company expects to continue this Plan, but does not obligate itself to do so. The Company, acting by the Compensation Committee of its Board of Directors, reserves the right to discontinue and terminate the Plan at any time, in whole or in part, for any reason (including a change, or an impending change, in the tax laws of the United States or any State). Termination of the Plan will be binding on all Participants (and a partial termination shall be binding upon all affected Participants), but in no event may such termination reduce the amounts credited at that time to any Participant~~'~~’s Account. If this Plan is terminated (in whole or in part), amounts theretofore credited to affected Participants~~'~~’ Accounts may either be paid in a lump sum immediately, or distributed in some other manner consistent with this Plan, as determined by the Plan Administrator in its sole discretion.

ARTICLE VIII

MISCELLANEOUS

8.1 Limitation on Participant's Rights. Participation in this Plan does not give any Participant the right to be retained in the Employer's or Company~~'~~’s employ (or any right or interest in this Plan or any assets of the Company or Employer other than as herein provided). The Company and Employer reserve the right to terminate the employment of any Participant without any liability for any claim against the Company or Employer under this Plan, except for a claim for payment of deferrals as provided herein.

8.2 Unfunded Obligation of Individual Employer. The benefits provided by this Plan are unfunded. All amounts payable under this Plan to Participants are paid from the general assets of the Participant’s individual Employer. Nothing contained in this Plan requires the Company or Employer to set aside or hold in trust any amounts or assets for the purpose of paying benefits to Participants. Neither a Participant, Beneficiary, nor any other person shall have any property interest, legal or equitable, in any specific Employer asset. This Plan creates only a contractual obligation on the part of a Participant’s individual Employer, and the Participant has the status of a general unsecured creditor of this Employer with respect to amounts of compensation deferred hereunder. Such a Participant shall not have any preference or priority over, the rights of any other unsecured general creditor of the Employer. No other Employer guarantees or shares such obligation, and no other Employer shall have any liability to the Participant or his Beneficiary. In the event, a Participant transfers from the employment of one Employer to another, the former Employer shall transfer the liability for deferrals made while the Participant was employed by that Employer to the new Employer (and the books of both Employers shall be adjusted appropriately).

8.3 Other Plans. This Plan shall not affect the right of any eligible Employee or Participant to participate in and receive benefits under and in accordance with the provisions of any other employee benefit plans which are now or hereafter maintained by any Employer, unless the terms of such other employee benefit plan or plans specifically provide otherwise or it would cause such other plan to violate a requirement for tax favored treatment.

8.4 Receipt or Release. Any payment to a Participant in accordance with the provisions of this Plan shall, to the extent thereof, be in full satisfaction of all claims against the Plan Administrator, the Employer and the Company, and the Plan Administrator may require such Participant, as a condition precedent to such payment, to execute a receipt and release to such effect.

8.5 Governing Law and Compliance. This Plan shall be construed, administered, and governed in all respects in accordance with applicable federal law and, to the extent not preempted by federal law, in accordance with the laws of the State of New

York. If any provisions of this instrument shall be held by a court of competent jurisdiction to be invalid or unenforceable, the remaining provisions hereof shall continue to be fully effective. In addition, at all times during each Plan Year, this Plan shall be operated to preserve the status of deferrals under this Pre-409A Program as being exempt from Section 409A, i.e., to preserve the grandfathered status of this Pre-409A Program. In all cases, the provisions of the prior sentence shall apply notwithstanding any contrary provision of the Plan.

8.6 Adoption of Plan by Related Employers. The Plan Administrator may select as an Employer any division of the Company, as well as any corporation related to the Company by stock ownership, and permit or cause such division or corporation to adopt the Plan. The selection by the Plan Administrator shall govern the effective date of the adoption of the Plan by such related Employer. The requirements for Plan adoption are entirely within the discretion of the Plan Administrator and, in any case where the status of an entity as an Employer is at issue, the determination of the Plan Administrator shall be absolutely conclusive.

8.7 Gender, Tense, Headings and Examples. In this Plan, whenever the context so indicates, the singular or plural number and the masculine, feminine, or neuter gender shall be deemed to include the other. Headings and subheadings in this Plan are inserted for convenience of reference only and are not considered in the construction of the provisions hereof. Whenever an example is provided or the text uses the term “including” followed by a specific item or items, or there is a passage having a similar effect, such passage of the Plan shall be construed as if the phrase “without limitation” followed such example or term (or otherwise applied to such passage in a manner that avoids limitation on its breadth of application).

8.8 Successors and Assigns; Nonalienation of Benefits. This Plan inures to the benefit of and is binding upon the parties hereto and their successors, heirs and assigns; provided, however, that the amounts credited to the Account of a Participant are not (except as provided in Section 5.5) subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, charge, garnishment, execution or levy of any kind, either voluntary or involuntary, and any attempt to anticipate, alienate, sell, transfer, assign, pledge, encumber, charge or otherwise dispose of any right to any benefits payable hereunder, including, without limitation, any assignment or alienation in connection with a separation, divorce, child support or similar arrangement, will be null and void and not binding on the Plan or the Company or Employer. Notwithstanding the foregoing, the Plan Administrator reserves the right to make payments in accordance with a divorce decree, judgment or other court order as and when cash payments are made in accordance with the terms of this Plan from the subaccount of a Participant. Any such payment shall be charged against and reduce the Participant’s Account.

8.9 Facility of Payment. Whenever, in the Plan Administrator~~'~~’s opinion, a Participant or Beneficiary entitled to receive any payment hereunder is under a legal disability or is incapacitated in any way so as to be unable to manage his financial affairs, the Plan Administrator may direct the Employer to make payments to such person or to the legal representative of such person for his benefit, or to apply the payment for the benefit of such person in such manner as the Plan Administrator considers advisable. Any payment in accordance with the provisions of this section shall be a complete discharge of any liability for the making of such payment to the Participant or Beneficiary under the Plan.

8.10 Separate Plans. This Plan document encompasses three separate plans of deferred compensation for all legal purposes (including federal tax law, state tax law and, effective January 1, 1999, ERISA) as set forth in subsections (a), (b) and (c) below.

(a) The portion of the Plan that provides for deferrals of Base Compensation and Bonus Compensation (which shall be known as the “PepsiCo Executive Income Deferral Plan”).

(b) The portion of the Plan that provides for deferrals of Performance Unit Payouts (which shall be known as the “PepsiCo Performance Unit Deferral Plan”).

(c) The portion of the Plan that provides for deferrals of Stock Option Gains (which shall be known as the “PepsiCo Option Gains Deferral Plan”).

Together, these three separate plans of deferred compensation, which are components of the Pre-409A Program, are referred to, in conjunction with the 409A Program, as the PepsiCo Executive Income Deferral Program.

This 10th day of December, 2019, the above restated Plan is hereby adopted and approved by the Company’s duly authorized officer to be effective as stated herein.

PEPSICO, INC.

By: /s/ Ronald Schellekens
Ronald Schellekens
Executive Vice President and Chief Human Resources Officer

APPROVED

By: /s/ Stacy Grindal
Stacy Grindal, Law Department

PEPSICO EXECUTIVE INCOME DEFERRAL PROGRAM

APPENDIX

The following Appendix articles modify or supplement the general terms of the Plan as it applies to certain executives.

Except as specifically modified in the Appendix, the foregoing provisions of the Plan shall fully apply. In the event of a conflict between this Appendix and the foregoing provisions of the Plan, the Appendix shall govern with respect to the conflict.

ARTICLE A

SPINOFF OF TRICON

This Article sets forth provisions that apply in connection with the Company’s spinoff of Tricon Global Restaurants, Inc.

A.1 Definitions. When used in this Article, the following underlined terms shall have the meanings set forth below. Except as otherwise provided in this Article, all terms that are defined in Article II of the Plan shall have the meaning assigned to them by Article II.

(a) Distribution Date: The “Distribution Date” as that term is defined in the 1997 Separation Agreement between PepsiCo, Inc. and Tricon.

(b) PepsiCo Account Holder: A Participant who has an interest in the PepsiCo Capital Stock Account on the Reference Date.

(c) Reference Date: The date specified by the Plan Administrator for purposes of determining who shall be credited with an interest in the Tricon Common Stock Account.

(d) Transferred Individual: A “Transferred Individual” as that term is defined in the 1997 Employee Programs Agreement between PepsiCo, Inc. and Tricon.

(e) Transition Individuals: A “Transition Individual” as that term is defined in the 1997 Employee Programs Agreement between PepsiCo, Inc. and Tricon.

(f) Tricon: Tricon Global Restaurants, Inc., a North Carolina Corporation.

(g) Tricon Account Holder: A PepsiCo Account Holder whose interest in the PepsiCo Capital Stock Account on the Reference Date includes at least 10 phantom shares of PepsiCo Capital Stock.

(h) Tricon EID: Tricon Executive Income Deferral Program.

(i) Tricon Group: Tricon and its subsidiaries and affiliates, as determined by the Plan Administrator.

A.2 Transfer of Benefits and Liabilities. Effective as of the end of the day on the Distribution Date, all interests in the Plan of (and Plan liabilities with respect to) nonterminated Transferred Individuals shall be transferred to the Tricon EID. This transfer shall constitute a complete payout of these individuals’ Accounts for purposes of determining who is a Participant or Beneficiary under the Plan. For this purpose, a Transferred Individual shall be considered “nonterminated” if he is actively employed by (or on a leave of absence from and expected to return to) the Tricon Group. Following the Distribution Date, Tricon shall succeed to all of PepsiCo’s authority to affect and govern Plan interests transferred in accordance with this section (including through interpretation, plan amendment or plan termination).

A.3 Cessation of Employer Status. Effective as of the end of the day on the Distribution Date, any Employer who is a member of the Tricon Group shall no longer qualify as Employers hereunder. Any individual whose Account is transferred in accordance with Section A.2 shall not thereafter be able to defer any compensation (including Stock Option Gains) under this Plan, unless he returns to employment with an Employer following the Distribution Date (and is an eligible Employee at the time of the deferral).

A.4 Employment Transfers by Transition Individuals. If a Participant is transferred to the Tricon Group under circumstances that cause him to be a Transition Individual, such transfer to the Tricon Group shall not be considered a Termination of Employment or other event that could trigger distribution of the Participant’s interest in the Plan. In this case, the Participant’s interest in the Plan (and all Plan liabilities with respect to the Participant) shall be retained by the Plan. For purposes of determining the distribution of such Participant’s interest in the Plan, the Participant’s Termination of Employment shall not be deemed to occur before his termination of employment with the Tricon Group.

A.5 Special Tricon Stock Investment Option. As of the Distribution Date, the Plan Administrator shall establish a temporary phantom investment option under the Plan, the Tricon Common Stock Account, and each Tricon Account Holder shall be credited with an interest in such account.

(a) Establishing the Account Holder’s Interest. The amount of a Tricon Account Holder’s interest is determined by dividing by 10 the number of phantom shares of PepsiCo Capital Stock standing to his credit in the PepsiCo Capital Stock Account on the Reference Date. The portion of the resulting quotient that is an integer shall be the number of phantom shares of Tricon Common Stock that is credited to the Participant’s Tricon Common

Stock Account as of the Distribution Date. A Tricon Stock Holder’s interest in the Tricon Common Stock Account shall also include a dividend subaccount. The initial balance in the dividend subaccount shall be zero, but it shall thereafter be credited with all amounts that would be received for the Participant by the Tricon Common Stock Account as dividends, if dividends were paid on phantom shares of Tricon Common Stock as they are on actual shares. All amounts credited to this dividend subaccount shall be invested in the phantom option described in Section 4.1(c)(1) (the Interest Bearing Account).

(b) Valuation and Adjustment: A Participant’s interest in the Tricon Common Stock Account is valued as of a Valuation Date by multiplying the number of phantom shares credited to his Account on such date by the fair market value of a share of Tricon Common Stock on such date, and then adding the value of the Participant’s dividend subaccount.

(1) As of any date, the fair market value of Tricon Common Stock is determined for purposes of this Article using procedures comparable to those used in determining the Fair Market Value of PepsiCo Capital Stock, but with such modifications as the Plan Administrator may apply from time to time.

(2) If shares of Tricon Common Stock change by reason of any stock split, stock dividend, recapitalization, merger, consolidation, spinoff, combination or exchange of shares or other any other corporate change treated as subject to this provision by the Plan Administrator, such equitable adjustment shall be made in the number of shares credited to an Account or subaccount as the Plan Administrator may determine to be necessary or appropriate

In no event will shares of Tricon Common Stock actually be purchased or held under this Plan, and no Participant shall have any rights as a shareholder of Tricon Common Stock on account of an interest in the Tricon Common Stock Account.

(c) Investment Reallocations. In accordance with Section 4.1(e), a Tricon Account Holder may reallocate amounts from his Subaccounts in the Tricon Common Stock Account to other phantom investment options under the Plan that are available for this purpose. No Participant may reallocate amounts into the Tricon Common Stock Account.

(d) Termination of the Tricon Common Stock Account. Effective as of the end of the day on December 31, 1999 (or such later date as the Plan Administrator shall specify), the Tricon Common Stock Account shall cease to be available under the Plan. Any amount under the Plan still standing to the credit of a Participant on such date shall automatically be reallocated to the phantom investment option described in Section 4.1(c)(1) (the Interest Bearing Account) unless the Participant selects a different replacement option in accordance with such requirements as the Plan Administrator may apply.

A.6 PepsiCo Account Holders with Less Than 10 Shares: The interest in the PepsiCo Capital Stock Account of any PepsiCo Account Holder who does not qualify to be a Tricon Account Holder shall be adjusted as of the Distribution Date. Pursuant to this adjustment, the value of his dividend subaccount under the PepsiCo Capital Stock Account shall be increased by the product of (a) and (b) below:

(a) The number of phantom shares of PepsiCo stock credited to the Participant’s Account under the PepsiCo Capital Stock Account divided by 10.

(b) The fair market value of a share of Tricon Common Stock on the Distribution Date.

ARTICLE B

INITIAL PUBLIC OFFERING OF PBG

This Article sets forth provisions that apply in connection with PBG’s initial public offering.

B.1 Definitions. When used in this Article, the following underlined terms shall have the meanings set forth below. Except as otherwise provided in this Article, all terms that are defined in Article II of the Plan shall have the meaning assigned to them by Article II.

(a) Offering Date: The “Offering Date” as that term is defined in the Separation Agreement between PepsiCo, Inc. and PBG.

(b) PBG: Pepsi Bottling Group, Inc.

(c) PBG EID: PBG Executive Income Deferral Program.

(d) PBG Group: PBG and its subsidiaries and affiliates, as determined by the Plan Administrator.

(e) Transferred Individual: A “Transferred Individual” as that term is defined in the Employee Programs Agreement between PepsiCo, Inc. and PBG.

(f) Transition Individuals: A “Transition Individual” as that term is defined in the Employee Programs Agreement between PepsiCo, Inc. and PBG.

B.2 Transfer of Benefits and Liabilities. Effective as of the end of the day on the Offering Date, all interests in the Plan of (and Plan liabilities with respect to) nonterminated Transferred Individuals shall be transferred to the PBG EID. This transfer shall constitute a complete payout of these individuals’ Accounts for purposes of determining who is a Participant or Beneficiary under the Plan. For this purpose, a Transferred Individual shall be considered “nonterminated” if he is actively employed by (or on a leave of absence from and expected to return to) the PBG Group, as of the end of the day on the Offering Date.

B.3 Cessation of Employer Status. Effective as of the end of the day on the Offering Date, any Employer who is a member of the PBG Group shall no

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longer qualify as an Employer hereunder. Any individual whose Account is transferred in accordance with Section B.2 shall not thereafter be able to defer any compensation (including Stock Option Gains) under this Plan, unless he returns to employment with an Employer following the Offering Date (and is an eligible Employee at the time of the deferral). Following the Offering Date, PBG shall succeed to all of PepsiCo’s authority to affect and govern Plan interests transferred in accordance with this section (including through interpretation, plan amendment or plan termination).

B.4 Employment Transfers by Transition Individuals.

(a) Transfers to PBG. If a Participant is transferred to the PBG Group under circumstances that cause him to be a Transition Individual, such transfer to the PBG Group shall not be considered a Termination of Employment or other event that could trigger distribution of the Participant’s interest in the Plan. In this case, the Participant’s interest in the Plan (and all Plan liabilities with respect to the Participant) may be retained by the Plan, or they may be transferred to the PBG EID, as determined by the Plan Administrator in its discretion. If a transfer of the Participant’s interest occurs, this transfer shall constitute a complete payout of the Participant’s Account for purposes of determining who is a Participant or Beneficiary under the Plan. If a transfer does not occur, for purposes of determining the distribution of such Participant’s interest in the Plan, the Participant’s Termination of Employment shall not be deemed to occur before his termination of employment with the PBG Group.

(b) Transfers from PBG. If an individual is transferred by the PBG Group to an Employer under circumstances that cause him to be a Transition Individual and such individual’s interest in the PBG EID is transferred to this Plan, such Individual shall become a Participant in this Plan. In connection with any such transfer of the individual’s interest, the individual’s phantom investment in PBG capital stock under the PBG EID shall be carried over and replicated hereunder until December 31, 2000 (or such other date as may be specified by the Plan Administrator). Any other phantom investment of the individual under the PBG EID may be carried over and replicated hereunder, or it may be converted to a phantom investment available under the Plan (depending upon the procedures then applied by the Plan Administrator).

B.5 Special PBG Stock Investment Option. To the extent required by Section B.4 (and as otherwise made available by the Plan Administrator from time to

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time), the Plan Administrator shall establish a temporary phantom investment option under the Plan, the PBG Capital Stock Account.

(a) General Principles. The PBG Capital Stock Account shall be administered under rules that are similar to those applicable to the PepsiCo Capital Stock Account, but with such modifications as the Plan Administrator may apply from time to time.

(b) Valuation and Adjustment: A Participant’s interest in the PBG Capital Stock Account is valued as of a Valuation Date by multiplying the number of phantom shares credited to his Account on such date by the fair market value of a share of PBG Capital Stock on such date, and then adding the value of the Participant’s dividend subaccount. If shares of PBG Capital Stock change by reason of any stock split, stock dividend, recapitalization, merger, consolidation, spinoff, combination or exchange of shares or other any other corporate change treated as subject to this provision by the Plan Administrator, such equitable adjustment shall be made in the number of shares credited to an Account or subaccount as the Plan Administrator may determine to be necessary or appropriate. In no event will shares of PBG Capital Stock actually be purchased or held under this Plan, and no Participant shall have any rights as a shareholder of PBG Capital Stock on account of an interest in the PBG Capital Stock Account.

(c) Investment Reallocations. In accordance with Section 4.1(e), a PBG Account Holder may reallocate amounts from his Subaccounts in the PBG Capital Stock Account to other phantom investment options under the Plan that are available for this purpose. Except as expressly authorized by the Plan Administrator, no Participant may reallocate amounts into the PBG Capital Stock Account.

(d) Termination of the PBG Capital Stock Account. Effective as of the end of the day on December 31, 2000 (or such later date as the Plan Administrator shall specify), the PBG Capital Stock Account shall cease to be available under the Plan. Any amount under the Plan still standing to the credit of a Participant on such date shall automatically be reallocated to the phantom investment option described in Section 4.1(c)(1) (the Interest Bearing Account) unless the Participant selects a different replacement option in accordance with such requirements as the Plan Administrator may apply.

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